FEDERAL HOME LOAN BANK OF PITTSBURGH
AMENDED AND RESTATED TEMPORARY INCENTIVE COMPENSATION PLAN EXECUTIVE OFFICER
(As amended September 19, 2011 effective as of January 1, 2011)

I.     EFFECTIVE DATE

This Amended and Restated Temporary Incentive Plan ("Temporary Plan" or "Plan") of the Federal Home Loan Bank of Pittsburgh is established effective as of January 1, 2011. Temporary Plan Awards ("Awards") may be paid for each Plan Year (January 1 to December 31, except as otherwise described below) in accordance with the provisions of this Plan.

II.     PURPOSE AND OBJECTIVES

The Temporary Plan is designed to retain and motivate executive officers during a period in which the Bank's financial condition is below its typical performance level in terms of earnings generation, dividend paying capacity, and ability to repurchase excess capital stock. The Temporary Plan has two components: (a) a Base Incentive Award component intended to reward the achievement of key annual goals and (b) an Additional Incentive Award component intended to reward achievement of longer-term financial or other performance metrics/goals. (Collectively, the Base Incentive Award and Additional Incentive Award are referred to as "Award" or "Awards.") The Plan Year for the Base Incentive Award shall be January 1 to December 31. The Additional Incentive Award Plan Year shall be set forth in this Plan.

Ill.    PLAN ADMINISTRATION

The Plan is administered by the President; the Governance, Public Policy, and Human Resources Committee of the Board of Directors (the "Committee"); and the Board of Directors (the "Board").

A.    Responsibilities of the President

The President will provide recommendations to the Committee and the Board regarding Plan participation, Bank performance goals, Bank achievements, and Awards for the Bank's executive officers.

B.     Responsibilities of the Committee

The Committee will review all Plan recommendations and revisions (including all performance goals and Awards) from the President and present final recommendations to the Board for its approval. In addition, the Committee will review the performance of the President and the Bank's other executive officers and make recommendations regarding any Award payouts under the Plan.

C.     Responsibilities of the Board

The Board will review and approve (as it determines appropriate) recommendations from the Committee and the President.

IV.     ELIGIBILITY

The Bank's executive officers are eligible to participate on the terms described in this Temporary Plan. Eligibility is reviewed each year that the Temporary Plan is in effect to assure continued appropriateness, and participants are notified by Human Resources of their participation in the Plan. Upon designation as a participant, each participant will be provided a copy of the Plan.

V.     TEMPORARY PLAN AWARD OPPORTUNITY LEVELS

A summary of the Award levels is attached as Attachment A. Each participant shall be provided with a separate document showing his/her level of participation in the Plan.

VI.     PERFORMANCE MEASURES

The Plan Year for the Base Incentive Award opportunity and the Additional Incentive Award opportunity shall mean the period ending December 31, 2011. The Plan goals can be both quantitative and qualitative. Overall performance of Bank goals, and individual and group goals (as applicable), as well as individual performance objectives as measured through the Bank's performance evaluation process, in aggregate, quantify the performance measures under the Plan that will be considered when determining overall actual performance and any Award payout amount.

Certain positions have a greater and more direct impact than others on the achievement of Bank performance. Those differences are recognized by varying the incentive opportunity expressed as a percentage of a participant's base salary. For executive management, generally, the greater the control and influence a participant can exert over Bank goals, the larger a portion of their incentive Award will be based on Bank performance. Executive officer goals may consist solely of Bank goals or they may include a combination of Bank goals and individual or group goals as determined by the Board with respect to each specific Plan Year.

In general, goals requiring attainment of specified performance or completion of specified tasks and activities shall not be considered as having been met when the actual performance as measured by completion of the activities has not been attained. Interpolation of Award amounts is permissible for achieved performance (measured by completion of the stated goals) at levels between threshold and target and maximum. Awards for performance results between the threshold and target levels are calculated as a percentage of the target level. Awards for performance between the target and maximum levels are calculated as a percentage of maximum. Additionally, the specific terms of an approved goal(s) may establish further standards for interpolation.

VII.    AWARD DETERMINATION AND PAYMENT

Until a determination of an Award payment has been made by the Board and a participant has met all applicable requirements under the Plan, no participant has a vested right to any Award under the Plan. At the conclusion of the applicable Plan Year (or with respect to the Additional Incentive Award opportunity if the performance metrics are satisfied by December 31, 2011, then on that date), the President, after considering the Bank's performance against the Bank goal(s), individual performance, and actual overall Bank performance, shall recommend to the Committee and the Board the Plan Awards to be paid to the Bank's executive officers, excluding the President.

A participant who is on formal corrective action for performance at any time during the Plan Year, or is rated as "Unsatisfactory" on their most recent performance evaluation will be ineligible to receive any payment of an Award. A participant who is rated "Needs Improvement" will be eligible for a payment of an Award reduced by up to 75 percent of the Base Incentive Award opportunity. In addition, a participant who has attained an "Exceeds Requirements" or "Outstanding" rating on their last performance evaluation is eligible to receive up to an additional 3 or 5 percent, respectively, of their base salary in addition to their Base Incentive Award opportunity.

In order for any Award payment to be made, the most recent examination by the Federal Housing Finance Agency of the participant's area(s) of responsibility must not have identified any unsafe or unsound practice or condition. Participants who terminate employment with the Bank for any reason, other than death, disability, or retirement prior to an Award payout date will not be eligible for an Award. Participants who are hired prior to July 1 during the Plan Year or whose employment ends due to involuntary termination (excluding involuntary termination for cause), death, disability, or retirement prior to the Award payout date may be eligible to be considered for a pro-rated Award. 1

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1 Retirement for purposes of this Plan is defined as 60 years of age or older with at least 10 years of service or 65 years of age or older regardless of service. "Involuntary termination" shall be interpreted consistent with "separation from service" as defined in the IRS 409A Regulations and exclude termination for cause and shall include a "resignation for good reason" as defined by the IRS 409A Regulations. "Disability" shall be interpreted consistent with IRS 409A Regulations.

Unless otherwise directed by the Board or otherwise set forth in this Plan, payments of Awards under the Plan shall be made as soon as possible after the Board has made a determination regarding the payment of Awards, but no later than 2½ months after the close of the applicable Plan Year. Appropriate provisions shall be made for any taxes that the Bank determines are required to be withheld from any Awards under the applicable laws or other regulations of any governmental authority, whether federal, state, or local. The payment of any Award shall be subject to such obligations, terms, and conditions as the Committee or the Board may specify in making the Award and, in exercising its discretion to make any Award determination hereunder, the Board may choose to consider factors such as overall Bank financial performance, operating environment, and other relevant considerations. Acceptance of any Award shall constitute agreement by the participant to all obligations, terms, conditions, and restrictions so imposed.

VIII.    CLAWBACK

In the event of gross misconduct, gross negligence, materially inaccurate financial statements, erroneous performance metrics related to incentive goal calculation, or conviction of a felony, the Board will have the authority to adjust Award amounts or reclaim Award payments.

IX.    TERMINATION OR AMENDMENT

The Plan, in whole or in part, may at any time or from time to time be amended, suspended, or reinstated and may at any time be terminated by action of the Board. The Board has the power and authority to construe, interpret, and administer the Plan. Any decision arising out of or in connection with the construction, interpretation, or administration of the Plan will lie within the Board's absolute discretion and will be binding on all parties.

Attachments

Attachment A-Award Levels

Base and Additional Temporary Incentive Plan Award Opportunity

2011
Participant Level	Base Incentive Award Opportunity	Additional Incentive Award Opportunity
Level A [1]	Up to 22%	Up to 80%
Level B	Up to 20%	Up to 54%

1The aggregate dollar amount of participant's Base Incentive Award and the Additional Incentive Award shall not exceed 100% of the participant's base salary.

Attachment B-Base Incentive Award Goals

	Goal	Weight	70%	90%	110%
MVE/PVCS	Market Value of Equity to par value of capital stock price at December 31, 2011.	15%	Maintain above 90	>90 to 95	>95
Earnings
Achieve core earned dividend spread after assessment consistent with the 2011 Operating Plan while remaining inside Board-level risk limits.

Increase Retained Earnings consistent with the 2011 Operating Plan ($ in millions)
		10% 15%	1.44% $47	1.58% $52	1.74% $57
Regulatory Exam	Address Matters Requiring Attention (MRA) in existence at December 31, 2010, to the satisfaction of the FHFA and the Board of Directors by December 2011. Improve 2011 Exam Rating	10% 10%			Complete all MRAs Improve Rating
Member Outreach Member Product Usage Advances Usage of Creditworthy Members
Increase the amount of Member and potential Member Outreach in 2011.[1]

Increase the average number of Bank product touch points with CFI members.[2]

Maintain the percentage of average borrowing members among the total membership.
		15% 7.5% 7.5%	147 Maintain average touch points at 1.97 75%	157 Increase touch points to 2.02 77%	165 Increase touch points to 2.10 80%
Affordable Housing Mission Product Utilization	Increase the number of members that submit an application, enroll in or participate in a community investment product or initiative in 2011.	10%	90	95	100
Notes:
1 Member outreach includes in-person member calls, regional member meetings, educational sessions, and Webinars conducted by Executive Committee Members.
2 Product touch points include advances, LOCs, Safekeeping, Wires on Bank4Banks, Settlement Services, MPF PFIs, and Xtra PFIs.

Attachment C

Additional Incentive Award Goals-Return to Normal Operations

The Board and management understand the vital importance of the Bank returning to normal operations for its membership. Returning to normal Bank operations shall be measured and demonstrated by the four key metrics set forth below:

(1) Market Value of Equity to Par Value of Capital Stock (MVE/PVCS) must exceed 85 - this criteria and level was chosen because this is the Board level metric that would permit consideration of dividend payment and excess stock repurchase. The Bank currently has a policy that prohibits consideration of dividends and excess stock repurchases when the Bank is below 85.

(2) Quarterly GAAP Net Income must exceed the average 3 Month LIBOR on total capital stock while staying within the Board of Directors approved duration of equity (DOE) limits. This level of GAAP income was chosen as the Board has defined a market return to be three-month LIBOR flat.

(3) Increase Retained Earnings consistent with the Board-approved retained earnings policy - this criterion was chosen to enforce that not only must the Bank have enough GAAP earnings as stated above in (2) but to reinforce that it must also build retained earnings to an adequate level.

(4) Retained Earnings must exceed negative Accumulated Other Comprehensive Income attributable to private-label mortgage-backed securities (PLMBS). This measure demonstrates that if fair market value is realized via OTTI credit charges on the PLMBS portfolio that the Bank has adequate retained earnings to absorb such losses.

If the Bank returns to normal operations by meeting the four (4) goals set forth above for one (1) quarter during the Additional Incentive Award opportunity Plan Year, while remaining in compliance with Board-approved risk measures, participants shall be entitled to an Additional Incentive Award up to the percentage indicated above for the year in which the Additional Incentive Award goals are met. Such Additional Incentive Award opportunity percentage shall be applied to the participant's base salary in effect on January 1 of the year in which the Bank returns to normal operations, as determined by the Board.